SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

SEPTEMBER 18, 2001

(Date of Earliest Event Reported)

THE BOEING COMPANY

(Exact Name of Registrant as Specified in Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-442	91-0425694

(Commission File Number)	(IRS Employer Identification No.)

100 NORTH RIVERSIDE
CHICAGO, IL 60606-1596

(Address of Principal Executive Offices)

(312) 544-2000

(Registrant’s Telephone Number, Including Area Code)

Item 5. OTHER EVENTS.
SIGNATURES

Item 5. OTHER EVENTS.

     On September 18, 2001, the Company issued the following press release:

Boeing Responds to Current Business Environment

•	Taking rapid action to respond to the current airline industry crisis

•	Working with the U.S. government to develop safe and secure air transport system

•	Leveraging strong technological capabilities in defense and space to support the U.S. government

     Boeing is taking a series of actions to address the changed business environment in light of last week’s terrorist attacks against the United States.

     Given the impacts of the horrific attacks of September 11, and the resulting capacity reductions now anticipated by its airline customers, Boeing’s Commercial Airplanes unit is setting in place plans to reduce its employment by approximately 20,000 to 30,000 people by the end of 2002. This includes a reduction in force in related support personnel at Boeing’s Shared Services Group.

     “We profoundly regret that these actions will impact the lives of so many of our highly-valued employees,” said Alan Mulally, president and CEO of Boeing Commercial Airplanes. “However, it is critical that we take these necessary steps now to size the Commercial Airplanes business to support the difficult and uncertain environment faced by our airline customers.”

     Revised delivery projections for Boeing Commercial Airplanes, which are assessments based on an uncertain future and depend upon customer business decisions, are as follows: Deliveries for 2001, which had been expected to be 538 aircraft, could be as low as 500 depending on customer ability to take delivery in the near term. For 2002, deliveries are estimated to be in the low 400s, compared to the 510 to 520 previously forecast. Current estimates for 2003 indicate a downward delivery trend will continue. Boeing will add further clarity about 2003 as it gains insight into the market’s direction. These estimates are in line with the initial 20 percent capacity reduction projections provided by U.S. carriers and its assessment of world airline traffic trends.

     The company is working closely with the government on improving air transport safety and security. It has also launched an internal initiative under the direction of its chief technology officer to solicit and review ideas from Boeing engineers for improving these areas. At the same time, the company is working to apply its extensive capabilities in intelligence gathering, communications and space, as well as military aircraft and missiles, in the war against terrorism.

     “The company is ready to apply all of its wide-ranging technological resources in stepping up to the challenges created by these tragic events,” said Boeing chairman and CEO Phil Condit. “We are making tough business decisions and working closely with our commercial and government customers to rebuild public confidence in a safe and secure U.S. air transport system.”

     “These actions will also enhance the company’s ability to maintain its solid financial position, strong liquidity and premier debt ratings. These are critical factors in times of business uncertainty and financial stress,” Condit said.

Forward-Looking Information Is Subject to Risk and Uncertainty

     Certain statements in this release contain “forward-looking” information that involves risk and uncertainty, including projections for deliveries and employment. This forward-looking information is based upon a number of assumptions, including assumptions regarding the global economic environment, passenger and freight demand, demand for the Company’s products and services; customer financing; customer, supplier and subcontractor performance; customer model selections; favorable outcomes of certain pending sales campaigns; U. S. and foreign government actions; supplier contract negotiations; price escalation; government policies and actions; and successful negotiation of contracts with the Company’s labor unions. Actual future results and trends may differ materially depending on a variety of factors, including production rates, timing of product deliveries and launches, supplier contract negotiations, asset management plans, procurement plans, the actual outcomes of certain pending sales campaigns; U. S. and foreign government activities; volatility of the market for the Company’s products and services; domestic and international competition in the Company’s businesses, collective bargaining labor disputes; performance issues with key suppliers, subcontractors and customers; factors that result in significant and prolonged disruption to air travel worldwide; worldwide political stability; domestic and international economic conditions and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in the Company’s SEC filings, including, without limitation, the Company’s Annual Report on Form 10,K for the year ended December 31, 2000 and the 10Q for the quarters ended March 31, 2001 and June 30, 2001.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2001

THE BOEING COMPANY

By:	/s/ James A. Bell

James A. Bell Vice President Finance and Corporate Controller